Exhibit (a)(1)(iii)

Offer by

FBR & CO.

To Purchase for Cash

Up to 5 Million Shares of Its Common Stock

At a Purchase Price Not Less Than $1.80 and Not More Than $2.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND

WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON DECEMBER 28, 2011,

UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

November 30, 2011

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by FBR & Co., a Virginia corporation (“FBR” or the “Company”), to act as Dealer Manager in connection with the offer by the Company to purchase for cash up to 5 million shares of its common stock, $0.001 par value (such shares, together with all other outstanding shares of common stock of the Company, the “shares”), at a price not less than $1.80 and not more than $2.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 30, 2011 and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “tender offer”).

Under the tender offer, stockholders of the Company will have the ability to tender all or a portion of their shares at a price per share of not less than $1.80 and not more than $2.00. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the single per share price within the specified range that will allow it to buy 5 million shares or such lesser number of shares that are properly tendered. The Company will pay the same single per share price for the shares properly tendered and not properly withdrawn and accepted for purchase pursuant to the tender offer taking into account the number of shares so tendered. The Company will purchase such shares properly tendered and not properly withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Shares not purchased because of proration or conditional tenders will be returned, at the Company’s expense, to the stockholders who tendered such shares promptly after the Expiration Date (as defined in the Offer to Purchase). The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated November 30, 2011;

2. Letter of Transmittal for your use and for the information of your clients; and

3. A form of letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer.

CERTAIN CONDITIONS TO THE TENDER OFFER ARE DESCRIBED IN SECTION 7 OF THE OFFER TO PURCHASE.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 28, 2011, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

For shares to be properly tendered pursuant to the tender offer, the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary. There will not be any guaranteed delivery procedures available for tendering into the tender offer.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, subject to Instruction 8 of the Letter of Transmittal. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purpose of the tender offer.

Any inquiries you may have with respect to the tender offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

FBR Capital Markets

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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